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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 11, 2002 with respect to the balance sheet of IPC Acquisition Corp. as of November 15, 2001 (date of initial capitalization), in the Registration Statement on Form S-4 and related Prospectus of IPC Acquisition Corp. dated Februry 11, 2002 for the registration of $150 million in aggregate principal amount of 11.5% Senior Subordinated Notes due 2009.




                                                        /S/ ERNST & YOUNG LLP

MetroPark, New Jersey
February 11, 2002